CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

May 15, 2009
Date of Report
(Date of Earliest Event Reported)

OCEAN SMART, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-138111	20-4672080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Suite 310, Gaithersburg, Maryland 20878
(Address of principal executive offices (zip code))

(250) 757-9811
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 5 – Corporate Governance and Management

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Pursuant to Section 3.21 of the Series D Convertible Preferred Stock Purchase Agreement that we entered into on May 29, 2008, as disclosed in our Current Report on Form 8-K that we filed with the Securities and Exchange Commission on May 30, 2008, since we did not meet our required performance targets as set forth in the Purchase Agreement, the purchasers to the Purchase Agreement invoked their right to demand that our Board of Directors be reduced from seven members to five members and their right to appoint a majority of such directors.  The majority holder of our Series D preferred stock  informed us that they intend to appoint Michael Ross and Christopher Wall to the Board and would like to continue to have Javier Idrovo serve as one of our board members.

We held a special board meeting on May 21, 2009, during which the Board approved reducing our board to five members and appointing Mr. Ross and Mr. Wall to our Board; the Board also resolved that Mr. Robert Saunders, our CEO, Mr. Michael Boswell, our Acting CFO and Javier Idrovo will remain on the Board.  Mr. Victor Bolton, Mr. Douglas MacLellan, Mr. Darryl Horton and Mr. Mark Elenowitz tendered their resignations, each of which the Board accepted and approved, to be effective immediately; each of their resignations are solely a result of the purchasers’ invocation of Section 3.21 of the Purchase Agreement and not as a result of any disagreement with us nor were any of these directors removed for cause.  Accordingly, our new Board of Directors consists of Robert Saunders, Michael Boswell, Javier Idrovo, Christopher Wall and Michael Ross.  Christopher Wall is an employee of Vision Opportunity Master Fund, Ltd., one of our significant shareholders.

Section 9 – Financial Statements and Exhibits

Item 9.01:  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Letter to Ocean Smart, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN SMART, INC.

By: /s/ Robert Saunders
Robert Saunders
Chief Executive Officer